EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 3rd day of September, 2015, effective as of August 1, 2015 (the “Effective Date”), by and between BD Source and Distribution Corp., a Florida corporation (the “Company”), and Dana Johnson (the “Executive”).

A. The Company, a wholly-owned subsidiary of Bespoke Tricycles, Inc., a Nevada corporation, soon to be known as Biotech Products Services & Research (“Public Parent”), desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B.The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Employment and Duties.

1.1

Employment. The Company hereby employs the Executive as the Vice President on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5. The Executive hereby agrees to such employment on the terms and conditions expressly set forth in this Agreement.

1.2

Position and Duties. The Executive shall serve the Company and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Company, subject to the directives of the Company’s Board of Directors (the “Board”) and the policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time). The Executive understands that within the scope of her employment hereunder, with the exception of the sale of the Company’s products, he may not enter into any of the following types of agreements without the express written approval (which approval can be satisfied by email) of the Board or an officer of Public Parent:

1.2.1 Pledge the credit of the Company or any of its other employees;

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1.2.2 Bind the Company under any note, mortgage, contract or agreement;

1.2.3 Release or discharge any debt due to the Company unless the Company has received the full value thereof;

1.2.4 Sell, mortgage, transfer or otherwise dispose of any assets of the Company; or

1.2.5 Employ and persons, consultants or representatives to the Company.

1.3

No Other Employment; Time Commitment. For so long as the Executive is employed with the Company, the Executive shall both: (i) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties for the Company; and (ii) hold no other employment. The Company shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board determines that such activity: (i) interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns; or (ii) could adversely affect the reputation of the Company or any of its affiliates, successors or assigns.

1.4

No Breach of Contract. The Executive hereby represents to the Company: (i) that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out her duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive: (x) entering into this Agreement or (y) carrying out her duties hereunder.

2.

Term. The Executive’s employment under this Agreement shall commence on the Effective Date. The period from the Effective Date until the first to occur of (i) the three (3) year anniversary of the Effective Date, (ii) the termination of the Executive’s employment under this Agreement, or (iii) the termination of this Agreement, pursuant to the terms hereof, is hereinafter referred to as the "Term" or “the term of this Agreement” or “the term hereof.” The Company shall have the right to extend the Term at the end of the 3 years upon acceptance by the Executive.

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3.	Compensation.

3.1

Base Salary. During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Starting with the first day of Executive's employment, the Executive's Base Salary shall be paid at a monthly rate as follows:

(i) if net sales generated by the Company are less than $50,000 and net profit margin on the aggregate sales is less than 35%, no Base Salary is payable;

(ii) if net sales generated by the Company are $50,000 or more but less than $75,000 and net profit margin on the aggregate sales is less than 35%, the Base Salary shall be $6,000;

(iii) if net sales generated by the Company are $75,000 or more but less than $100,000 and net profit margin on the aggregate sales is less than 35%, the Base Salary shall be $9,000; and

(iv) if net sales generated by the Company are $100,000 or more and net profit margin on the aggregate sales is less than 35%, the Base Salary shall be $15,000.

Net sales generated by the Company shall include all types of amniotic contained products, all hard goods such as centrifuges, freezers, stem cell kit products and cell-based products.

Although the Base Salary shall be computed on a monthly basis, Base Salary is due and payable bi-monthly to the Executive.

3.2	Incentive Bonus. During the Term, the Executive shall be eligible to earn a performance incentive bonus as determined by the Board in its sole and absolute discretion.

Within thirty days of the execution and delivery of the Agreement, Public Parent shall issue to the Executive 12,500 restricted shares of common stock.

4.	Benefits.

4.1

Retirement, Welfare and Fringe Benefits. During the term hereof, the Executive shall be eligible to participate in all employee welfare benefit plans and programs made available by the Company to the Company’s similarly situated employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

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4.2

Reimbursement of Business Expenses. During the term hereof, the Executive shall be authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be eligible for reimbursement of all reasonable business expenses the Executive incurs during the term hereof in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies as in effect from time to time.

4.3

Vacation and Other Leave. During the term hereof, the Executive’s annual rate of vacation accrual shall be three (3) weeks per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies as in effect from time to time to the extent applicable to Florida-based employees. The Executive shall also be eligible for all other holiday and leave pay generally available to other similarly situated employees of the Company. The Executive acknowledges and agrees that the Company has the right, which may be exercised from time-to-time, to revise its vacation policies and all other holiday and leave pay policies.

5.	Termination of Employment.

5.1

Generally. The Executive’s employment by the Company, and the Term hereof, may be terminated at any time: (i) by the Company with or without Cause (as defined in Section 5.5), (ii) by the Company in the event that the Executive has incurred a Disability (as defined in Section 5.5), (iii) by the Executive with Good Reason, (iv) by the Executive without Good Reason, or (v) due to the Executive’s death.

5.2

Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than expiration of the three (3) year term or because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective: (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for Good Reason (subject to the provisions of Section 5.5(c)), a resignation by the Executive without Good Reason or by the Company without Cause or due to Disability (provided that the Company shall be entitled to pay the Executive Base Salary in lieu of such notice) or (ii) immediately (subject to Section 5.5) in the event of a termination by the Company with Cause. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.

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5.3	Benefits Upon Termination.

(a) If the Executive’s employment by the Company is terminated during the term hereof by the Company for Cause or due to Disability, by the Executive with or without Good Reason or due to the Executive’s death (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive (or the Executive’s estate in the case of her death), and the Executive (or her estate, as applicable) shall have no further right to receive or obtain from the Company, any payments or benefits other than payment, within 30 days after the Severance Date, of: (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date (the “Accrued Obligations”).

(b) If, during the term hereof, the Executive’s employment is terminated by the Company without Cause, the Company shall pay the Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)), an amount equal to one (1) month of her Base Salary for the month preceding the Severance Date (the “Severance Benefit”).

(c) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches the Executive's obligations under Section 6 of this Agreement, the Executive shall no longer be entitled to receive, and the Company shall no longer be obligated to pay, any Severance Benefit as of the date of such breach. Any disputes with respect to the application of this Section 5.3(c) will be subject to Section 17; provided that during the pendency of any such dispute, the Company will be entitled to withhold any payments pursuant to this Section 5.3(c).

(d) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and such other benefit plans covered by COBRA; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

(e) Payments made to the Executive pursuant to the provisions of this Section 5.3 shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally.

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5.4	Release; Exclusive Remedy.

(a) As a condition precedent to any Company obligation to pay the Severance Benefit, the Executive shall, (a) within sixty (60) days following her last day of employment with the Company, execute, and; (b) within twenty-one (21) days following the Executive’s execution of the general release (the “General Release”), not revoke (such period being the “Release Period”), the General Release.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of her employment during the term of this Agreement and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.5	Certain Defined Terms.

(a) As used herein, “Cause” shall mean that one or more of the following has occurred:

(i) the Executive has been indicted or convicted of, plead guilty or no contest to, or entered into a plea agreement with respect to: (x) any felony (under the laws of the United States or any relevant state, in the circumstances, thereof); or (y) another crime involving dishonesty or moral turpitude;

(ii) the Executive has engaged in any willful misconduct (including any violation of federal securities laws), gross negligence, act of dishonesty, violence or threat of violence, in each case, that would reasonably be expected to result in a material injury to the reputation, business or business relationships of the Public Parent, the Company or any of its subsidiaries or affiliates;

(iii) the Executive has breached: (A) a written policy of the Company, which breach is not cured (if curable) within two (2) days after written notice specifying such breach is given to the Executive by the Company; or (B) any rule of any governmental or regulatory body applicable to the Company;

(iv) the Executive has failed to perform or uphold her duties under this Agreement and/or failed to comply with lawful directives of the Board or an officer of the Public Parent, which failure does not cease within three (3) days after written notice specifying such failure in reasonable detail is given to the Executive by the Company;

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(v) the Executive has breached any fiduciary duty owed by Executive to the Company or any of its subsidiaries or affiliates; or

(vi) the Executive has materially breached this Agreement or any other contract to which he is a party with the Company, which breach is not cured (if curable) within ten (10) days after written notice specifying such breach is given to the Executive by the Company.

(b) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Company in good faith, renders the Executive unable to perform the essential functions of her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any three hundred and sixty-five (365) day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(c) As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i) a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1; or

(ii) the Company’s material breach of this Agreement.

provided that, in any such case, the Executive provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than thirty (30) days following the expiration of such cure period.

5.6

Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Company for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

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6.

Protective Covenants. Executive acknowledges and agrees that the Company has and will be developing intellectual property, Trade Secrets and Confidential Information to assist it in its business. Executive further acknowledges and agrees that he is bringing such property, secrets and information to the Company, including substantial relationships with prospective or existing customers, as well as customer good will associated. The Company employs or will employ Executive in a position of trust and confidence, and may provide Executive with extraordinary or specialized information and/or training in furtherance of Executive's duties for the Company. Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests, including without limitation the intellectual property, Trade Secrets and Confidential Information which Executive is bringing to the Company. Therefore, in consideration for the Company's decision to employ or continue to employ Executive; for the compensation and benefits provided to the Executive by the Company under this Agreement; in consideration of the time, investment and cost the Company has incurred and will continue to incur to train Executive and enhance her skills, including, without limitation, extraordinary or specialized training; access to Trade Secrets or Confidential Information; and the Company permitting Executive to come into contact with its customers and prospects, the Executive hereby agrees to the protective covenants in this Agreement. The Executive expressly agrees that the covenants in this Section 6 shall continue in effect through the entire Restricted Period (as defined in Section 6.3) regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. For purposes of this Section 6, the Company shall mean the Company together with its parents, subsidiaries and affiliates. Further, Executive understands and agrees that the protective covenants contained in this Employment Agreement apply notwithstanding any claim of breach of the Employment. It is further understood that the covenants contained in Section 6.3 and Section 6.4 survive the term of this Agreement and bind the Executive so long as he is employed by the Company and including the two (2) years subsequent to the termination of that employment.

6.1	Confidential Information.

(a) The Executive agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Company’s Board, (ii) as authorized by the Public Company’s management, pursuant to a written non-disclosure agreement, or (iii) as required by law.

(i) For purposes of this Agreement, "Trade Secrets" shall mean any of the information, without regard to for, including, but not limited to, records, medical information, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, form not being generally known to and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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(ii) For purposes of this Agreement, "Confidential Information" shall mean any data and information (A) relating to the business of the Company, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to Executive or of which he/she became aware of as a consequence of Executive's relationship with the Company; (C) having value to the Company; (D) not generally known to competitors of the Company; and (E) which includes Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

(b) The Executive agrees that he will not, during the term of this Agreement, knowingly improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

6.2

No Competing Employment.The Executive acknowledges that the nature of the Company’s business and Executive’s position with the Company is such that if the Executive were to become substantially involved in the business of a competitor of the Company during the Term, it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company’s Trade Secrets and Confidential Information, and to protect such Trade Secrets and Confidential Information and the Company’s relationships and goodwill with customers, during the Executive’s employment with the Company, the Executive shall not directly, or by assisting others, engage in the business of the Company or the proposed business of the Company (the “Business”); provided, that the Executive may purchase and hold only for investment purposes less than two percent (2%) of the shares of any Company in competition with the Company whose shares are regularly traded on a national securities exchange or inter-dealer quotation system. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.

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6.3

Non-Solicitation of Employees. During the Executive’s employment with the Company and for a period ending two (2) years following Executive’s termination of employment with the Company (the “Restricted Period”), to protect the Company’s relationship with its employees, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. The Executive will not be deemed to have violated this Section 6.3 if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board).

6.4

Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or by assisting others, take any action to misappropriate Trade Secrets or Confidential Information for the purpose of soliciting, diverting, communicating with or contacting any customers or prospective customers of the Company. This specifically includes customer lists, customer information, or other information of the Company that qualifies as a Trade Secret or Confidential Information.

6.5

Non-Disparagement. The Executive agrees that at no time during her employment with the Company or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its affiliates, or any of its respective directors, officers, representatives, agents or employees. The Company agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board of the Company, not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive.

6.6

Returning Company Documents. The Executive agrees that at the time of the Executive’s termination of employment with the Company, he will deliver to the Company (and will not keep in her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any items developed by Executive pursuant to her employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to Section 6.2(c). The Executive is not required to return any personal items; documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements of which he is a party.

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6.7

Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during her employment with the Company and thereafter, she shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

6.8

Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing confidentiality, invention assignment, non-solicitation, non-competition and nondisparagement covenants, (ii) is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Company’s confidential and proprietary information, good will, stable workforce, and customer relations. Executive acknowledges and agrees that the covenants contained in this Agreement are reasonable in time, scope and in all other respects; that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws; and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

6.9

Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 6 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches any term of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

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7.

Defense of Claims. The Executive agrees that, during the term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with her providing such assistance or cooperation to the Company, in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Company for any travel or legal fees and expenses incurred by her in connection with her obligations under this Section 7.

8.

Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

9.

Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

10.	Assignment; Binding Effect.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except: (i) as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets; or (ii) that the Company may pledge, collaterally assign, assign or grant a security interest in its rights hereunder to any of its affiliates or any of its or its affiliates’ financing sources or lenders without any other party’s prior consent.

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(c) Binding Effect. Subject to Section 10(a) and Section 10(b), this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

11.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.

Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.

Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Florida.

14.	Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 9, 13, 15 and 17 shall survive any termination or expiration of this Agreement.

15.

Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16.

Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto; provided that this Agreement and the term hereof may be terminated by the Company on thirty (30) days’ advance written notice to the Executive. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

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17.

Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) sent by overnight courier, signature required. Any notice shall be duly addressed to the parties as follows:

if to the Company:

BD Source and Distribution

_________________

_________________

if to the Executive, to the address most recently on file in the payroll records of the Company.

18.

Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

19.

Counterparts. This Agreement may be executed in any number of counterparts and by pdf or other electronic means, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

20.

Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

“COMPANY”

BD Source and Distribution Corp.

By:	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	CEO

“EXECUTIVE”

/s/ Dana Johnson
Dana Johnson

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